SHUMAKER	1000 Jackson Street	419.241.9000
Shumaker, Loop & Kendrick, LLP	Toledo, Ohio 43604-5573	419.241.6894 fax
	www.slk-law.com

April 29, 2008

Cooper-Standard Automotive Inc.

Cooper-Standard Automotive OH, LLC

CSA Services, Inc.

c/o Cooper-Standard Automotive Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Ladies and Gentlemen:

Reference is made to our opinion dated April 15, 2005 addressed to you in connection with your issuance, in the case of Cooper-Standard Automotive Inc., and guarantee in the case of Cooper-Standard Automotive OH, LLC and CSA Services, Inc., of Cooper-Standard Automotive Inc.’s (i) $200,000,000 aggregate principal amount of 7% Senior Notes due 2012 (the “Senior Notes”); and (ii) $350,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014 (together with the Senior Notes, the “Notes”). Foley & Lardner LLP may rely upon such opinion in rendering its opinion in connection with the Registration Statement on Form S-1, to be filed by Cooper-Standard Automotive Inc., you and the other guarantors of the Notes with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to market-making transactions with respect to the Notes that may be effected from time to time by Goldman, Sachs & Co. (the “Registration Statement”).

We hereby consent to the filing of our April 15, 2005 opinion letter and of this reliance letter as exhibits to the Registration Statement and any amendment thereto, and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

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